Exhibit 10.2

BIONEUTRAL GROUP, INC.

STOCK APPRECIATION RIGHTS AGREEMENT

THIS STOCK APPRECIATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the 3rd day of February, 2010, by and between BioNeutral Group, Inc., a Nevada corporation (the “Company”), and Chertoff Group, L.L.C., a Delaware limited liability company (the “Grantee”).

WHEREAS, this Agreement evidences an equity award the Company is obligated to grant to Advisor pursuant to that certain Advisory Agreement, dated as of August 26, 2009, by and between the Company and the Advisor, as amended from time to time (the "Advisory Agreement").

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of SARs.  Subject to the restrictions and other conditions set forth herein, the Board of Directors of the Company (the “Board”) hereby grants to the Grantee 7,442,725 stock appreciation rights (“SARs”) on February 3, 2010 (the “Grant Date”) entitling the Grantee to receive, for each of the SARs exercised, up to, but no more than, the number of shares of common stock of the Company, par value $.00001 per share (the “Common Stock”), equal in value to the excess of the Fair Market Value of one (1) share of Common Stock on the date the SARs are exercised over $0.186.  Fractional shares of Common Stock resulting from any exercise of the SARs shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half.  No cash settlements shall be made with respect to fractional shares eliminated by rounding.  For purposes hereof, the term “Fair Market Value” shall mean, as of any date, the last sales price reported for the Common Stock on the applicable date:  (A) as reported on the principal national securities exchange in the United States on which it is then traded; (B) if the Common Stock is traded on the OTC Bulletin Board, the closing bid price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (C) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (D) if the Common Stock is not traded, listed or otherwise reported or quoted, Fair Market Value shall be determined without applying minority interest, lack of liquidity or other similar discounts by a nationally recognized, independent appraisal firm mutually acceptable to Grantee and the Company, the expenses associated with which shall be paid by the Company.

2. Vesting and Exercise.

(a) Normal Vesting.  Except as set forth in Section 2(b) hereof, the SARs shall vest on a cumulative basis as set forth below, subject to the Grantee’s continued service with the Company or any of its affiliates on each applicable vesting date:

Vesting Date	Cumulative Percentage of SARs Vested
September 1, 2010	25%
September 1, 2011	50%
September 1, 2012	100%

To the extent that the SARs have become vested and exercisable with respect to a percentage of SARs as provided above, the vested SARs may thereafter be exercised by the Grantee, in whole or in part, at any time or from time to time prior to the expiration of the SARs as provided herein by written notification to the Company.  Upon expiration of the SARs, the SARs shall be canceled and no longer exercisable.

(b) Accelerated Vesting.  Notwithstanding the vesting provisions of Section 2(a) hereof, the SARs shall become fully vested upon the earlier to occur of (i) the consummation of a “Change in Control” (as defined below) or (ii) the termination of the Grantee’s service by the Company on or after February 26, 2010 pursuant to Section 4(b) of the Advisory Agreement.  In the event that the Grantee voluntarily resigns the Grantee’s service with the Company on or after February 26, 2010, the Grantee shall be obligated to refund to the Company an amount equal to any after-tax gain realized as a result of the exercise (whether at the time of exercise or thereafter) by the Grantee of the SARs during the three-month period preceding such termination (provided that such refund obligation shall not be required if such termination of service occurs within three months prior to a Change in Control).  This Agreement shall not in any way affect the right of the Company to adjust, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

For purposes hereof, the term “Change in Control” shall mean:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company, becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any Approved Directors (collectively, the “Incumbent Directors”) cease to constitute a majority of the Board (an “Approved Director” being defined to mean any person whose election to the Board or nomination for election by the Company’s stockholders was approved by a vote of (x) at least two-thirds of the Incumbent Directors or (y) all of the Incumbent  Directors who are directors at the time of such election; provided that any person designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this definition or a person whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) shall not be considered to be an Approved Director);

(iii) a merger or consolidation of the Company or a direct or indirect subsidiary of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or the ultimate parent company of the Company (or, in each case, the entity surviving any merger with the Company); provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iv) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries on a consolidated basis other than the sale or disposition of all or substantially all of such assets to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such sale.

Notwithstanding anything to the contrary contained herein, the Grantee shall be permitted to participate in any Change in Control involving a merger of the Company or any of its subsidiaries that affects or involves the Common Stock or tender offer or other general offer to purchase, acquire, exchange or convert shares of Common Stock with respect to shares of Common Stock subject to outstanding SARs on a contingent basis (i.e., by permitting the Grantee to exercise all or a portion of the SARs contingent upon consummation of such transaction and to receive the per share consideration payable in respect of such transaction for the shares of Common Stock deliverable upon such exercise).

(c)       Board Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Board may, in its sole discretion, provide for accelerated vesting of the SARs at any time.

3. Term.  The term of the SARs shall be ten (10) years after the Grant Date, subject to earlier termination in the event of the Grantee’s termination of service as specified in Section 4 hereof.

4. Termination.  All vested SARs outstanding as of the date of the Grantee’s termination of service with the Company and its controlled affiliates for any reason shall remain exercisable until the expiration of the stated term of the SARs pursuant to Section 3 hereof.  Subject to Section 2 hereof, all unvested SARs (after taking into account any accelerated vesting hereunder) shall be immediately forfeited by the Grantee upon the Grantee’s termination of service with the Company and its controlled affiliates.

5. Rights as a Stockholder.  The Grantee shall have no rights as a stockholder with respect to any shares of Common Stock covered by the SARs unless and until the Grantee has become the holder of record of such shares.

6. Restrictions on Transfer.  No portion of the SARs or any of the Grantee’s rights under this Agreement may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Grantee, other than to the Company as a result of forfeiture of the SARs as provided herein; provided that the Grantee may transfer all or any portion of the SARs and the related rights of the Grantee under this Agreement to any of its affiliates.

7. Changes in Capitalization; Adjustments; Fractional Shares.

(a) If there shall occur (i) any change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under this Agreement; (ii) any recapitalization, merger, consolidation, spin off, reorganization, or any other corporate transaction or event in which the Common Stock is exchanged for securities, cash or other property; or (iii) any extraordinary stock dividend, then the number and/or kind of shares or other property  to be issued hereunder shall be appropriately adjusted to preserve the economic benefits of this award of SARs in a manner determined by the Board in its reasonable, good faith discretion and reasonably satisfactory to the Grantee.  If there shall occur a cash dividend, the Company shall pay Grantee in cash the per share amount of the dividend with respect to each share of Common Stock then covered by the SARs, such payment to be made (i) at the time of such dividend for the portion of the SAR that is vested at the time of the dividend and (ii) at the time of vesting for the portion of the SAR that is not vested at the time of the dividend.  Grantee shall forfeit the right to any unpaid portion of any such dividend upon any forfeiture of the SAR.

(b) Fractional shares of Common Stock resulting from any adjustment hereunder shall be aggregated until, and eliminated at, the time of issuance by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half.  No cash settlements shall be made with respect to fractional shares eliminated by rounding.  Notice of any adjustment shall be given by the Company to the Grantee in writing within ten (10) days following such adjustment.

8. Notices.  Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by overnight courier service or United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

BioNeutral Group, Inc.
211 Warren Street, 4th Floor
Newark, New Jersey 07103
Attention: Stephen J. Browand

If to the Grantee, to:

Chertoff Group, L.L.C.
1110 Vermont Avenue, NW
Suite 1200
Washington, DC 20005
Attention:  Bennet Waters

9. No Obligation to Continue Service.  This Agreement is not an agreement of employment or service.  This Agreement does not guarantee that the Company or its affiliates will employ or retain, or to continue to, employ or retain the Grantee during the entire, or any portion of the, term of this Agreement, including, but not limited to, any period during which the SARs are outstanding, nor does it modify in any respect the Company’s or any of its affiliate’s rights to terminate or modify the Grantee’s service or compensation at any time.

10. Legend.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement.  The Grantee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Grantee in order to carry out the provisions of this Section 10.

11. Representations by Grantee.  The Grantee is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Grantee understands that the SARs and the shares of Common Stock underlying such SARs are being offered and sold to the Grantee in reliance on specific exemptions from the registration requirements of the United States federal securities laws.  The Grantee is acquiring the SARs and the shares of Common Stock underlying such SARs for the Grantee’s own account and not with a view to resale or distribution other than pursuant to registration under the Securities Act or an available exemption therefrom.

12. Amendment; Waivers. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.  The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

13. Code Section 409A.  The SARs granted hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations and other official guidance promulgated thereunder pursuant to the exemption for certain independent contractors set forth in Treasury Regulation §1.409A-1(f)(2)(i).

14. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

15. Severability.  If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

16. Unfunded Arrangement.  This Agreement is intended to constitute an “unfunded” arrangement for incentive compensation.  With respect to any payment or issuance as to which the Grantee has a fixed and vested interest but which is not yet made to the Grantee by the Company, nothing contained herein shall give the Grantee any right that is greater than the rights of a general unsecured creditor of the Company.

17. Governing Law; Arbitration.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).  The parties hereto hereby agree that any dispute arising out of or relating to this Agreement shall be settled by arbitration pursuant to this Section 17.  All arbitration shall be finally and conclusively determined by the decision of a board of arbitration consisting of three members (the “Board of Arbitration”) selected as hereinafter provided.  Each of Company and the Grantee shall select one member and the third member shall be a retired judge selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member, who shall be a retired judge, shall thereafter be selected by the American Arbitration Association (“AAA”) upon application made to it for a third member jointly by Company and the Grantee.  The Board of Arbitration shall meet in Wilmington, DE, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) specifying its findings of fact and conclusions of law.  In connection with its proceedings, the Board of Arbitration shall follow the AAA Commercial Arbitration rules; provided, however, that if there is any conflict between the procedures set forth herein and the AAA rules, the provisions herein will control.  To the extent practical, decisions of the Board of Arbitration shall be rendered no more than sixty (60) days following the later to occur of completion of the hearing or the closing of the record with respect thereto.  The Board of Arbitration shall cause its written decision to be delivered to the parties in the manner provided for the giving of notices in Section 8 hereof.  Any decision made by the Board of Arbitration (either prior to or after the expiration of such sixty (60)-day period) shall be final, binding and conclusive on the parties and entitled to be enforced to the fullest extent permitted by applicable law and entered in any court of competent jurisdiction.  The Board of Arbitration shall allocate among the parties to such arbitration the expenses and fees of each member of the Board of Arbitration on such basis as the Board of Arbitration may determine.  In addition, the Board of Arbitration shall have the right to require one party to such arbitration to bear all or a portion of the expenses (including attorneys' fees) of the other party to the arbitration.

18. Costs and Expenses.  The Company shall bear all costs and expenses associated with administering this Agreement, including the costs and expenses associated with issuing and registering on the Company's books the shares of Common Stock hereunder.

19. Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

20. Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

21. Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements between the Company and the Grantee with respect to the subject matter hereof, whether written or oral.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BIONEUTRAL GROUP, INC.

By:

Name:  Stephen J. Browand

Title:  Chief Executive Officer

CHERTOFF GROUP, L.L.C.

By:

Name:

Title:

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